Exhibit 10.1

MANAGEMENT AND ADVISORY SERVICES AGREEMENT dated as of March 27, 2006 (this “Agreement”), between HUGHES COMMUNICATIONS, INC., a Delaware corporation (the “Advisor”); and HUGHES NETWORK SYSTEMS, LLC, a Delaware limited liability company (“HNS”).

WHEREAS, Advisor is currently a member of HNS holding Class A Units of HNS pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of Hughes Network Systems, LLC dated February 28, 2006; and

WHEREAS, HNS desires that Advisor provide HNS with certain services in support of HNS and Advisor desires to provide such services in accordance with the terms set forth herein.

IT IS HEREBY AGREED:

1. Appointment. HNS hereby appoints Advisor to render the advisory and consulting services described in Section 2 hereof during the term of this Agreement.

2. Services. Advisor hereby agrees that during the term of this Agreement Advisor, through Advisor’s respective officers and employees, shall render to HNS general support, advisory and consulting services in relation to the business of HNS and its subsidiaries including, but not limited to, (i) advice in managing and operating the business of HNS and its subsidiaries, (ii) advice in designing financing structures, (iii) advice in evaluating significant business development opportunities, (iv) cash management and treasury advice, (v) advice with regard to human resource benefits management and structuring, (vi) advice in budgeting, forecasting and other financial planning activity, and (vii) such other advice directly related or ancillary to the above advisory services as may be reasonably requested by HNS.1 Advisor may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of HNS and Advisor.

3. Fees. In consideration of the services contemplated by Section 2, during the term of this Agreement, HNS agrees to pay to Advisor a fee equal to $250,000, payable quarterly in advance.

4. Reimbursements. In addition to the fees payable pursuant to Section 3, HNS shall pay directly or reimburse Advisor for its Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the out-of-pocket costs and expenses incurred by Advisor in connection with the services rendered hereunder, including, without limitation, (i) 102% of the Advisor’s management salaries and benefits costs (ii) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, (iii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, financial services or similar services, and (iv) transportation, word processing expenses or any similar expense not associated with its ordinary operations. For the avoidance of doubt HNS shall pay directly the out-of-pocket costs and expenses incurred by Advisor’s officers, directors and employees in the course of HNS business.

5. Indemnification. HNS will indemnify and hold harmless Advisor and its officers, directors and employees (each such person, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and expenses, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the advisory and consulting services contemplated by this Agreement or the engagement of Advisor pursuant to, and the performance by Advisor of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not an action, claim, suit, investigation or proceeding is initiated or brought by HNS. HNS will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.

6. Accuracy of Information. HNS shall furnish or cause to be furnished to Advisor such information as Advisor believes appropriate to its assignment.

7. Term. The Agreement shall be effective as of the date hereof and shall continue for two (2) years from the date hereof (the “Initial Term”). The Agreement shall automatically continue thereafter on an annual renewal basis unless either party terminates the Agreement upon 60 days written notice prior to the end of the Initial Term or any annual renewal term (the “Termination Date”) ; provided that no termination shall affect any obligations incurred on or prior to the Termination Date. The provisions of Sections 4, 5 and 8 shall survive the termination of this Agreement.

8. Miscellaneous.

(a) Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, and the parties hereto submit to the exclusive jurisdiction of these courts for the purpose of such suit, proceeding or judgment. The parties hereto irrevocably waive any right which they may have to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(b) Successors and Assigns; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Advisor may assign its rights and obligations hereunder to any one or more of its affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(c) Entire Agreement; Third Parties. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any right, benefit or remedy of any nature under or by reason of this Agreement.

(d) Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(e) Amendment and Waiver. This Agreement may be amended only by the written consent of all the parties hereto. Any waiver, consent or approval of any kind by any party hereto of any breach, default or noncompliance under this Agreement or any waiver by such party of any provision or condition of this Agreement must be in writing and is effective only to the extent specifically set forth in such writing.

(f) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

(g) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications are to be sent to the addresses set forth below:

(i) if to HNS:

Hughes Network Systems, LLC

11717 Exploration Lane

Germantown, Maryland 20876

Attention: VP, General Counsel and Secretary

Telecopy No.: 301-428-2818;

and

(ii) if to Advisor:

Hughes Communications, Inc.

11717 Exploration Lane

Germantown, Maryland 20876

Attention: VP, General Counsel and Secretary

Telecopy No.: 301-428-2818.

(h) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(i) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered.

Signature page follows

IN WITNESS WHEREOF, the parties have caused this Management and Advisory Services Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.

HUGHES NETWORK SYSTEMS, LLC

By:	/s/ Grant A. Barber
Name:	Grant A. Barber
Title:	Executive Vice President and Chief Financial Officer

HUGHES COMMUNICATIONS, INC.

By:	/s/ Pradman Kaul
Name:	Pradman Kaul
Title:	President and Chief Executive Officer

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